Report of Independent Registered Public Account ing Firm

To the Shareholders and Board of Trustees of Cash Trust Series II, Inc.:

In planning and performing our audit of the financ ial statements of Federated Treasury Cash Series II
(the sole portfolio of Cash Trust Series II) (the
"Fund") as of and for the year ended May 31, 2014, in accordance with the standards of the Public Compan y Accounting Oversight Board (United States), we considered the Fund's internal control over fina ncial reporting, including controls over safeguarding securities, as a basis for designing o ur auditing procedures for the purpose of expressing our opinion on the financial statements and to comp ly with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effec tiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion.
The management of the Fund is responsible for establ ishing and maintaining effective internal control over financial reporting. In fulfilling this respons ibility, estimates and judgments by management are required to assess the expected benefits and related c osts of controls. A company's internal control over financial reporting is a process designed to prov ide reasonable assurance regarding the reliability of financial reporting and the preparation of financia l statements for external purposes in accordance with generally accepted accounting principles. A compa ny's internal control over financial reporting includes those policies and procedures that (1) pertai n to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transa ctions are recorded as necessary to permit preparation of financial statements in accordance wit h generally accepted accounting principles, and that receipts and expenditures of the company are be ing made only in accordance with authorizations of management and directors of the company; and (3)
 provide reasonable assurance regarding
prevention or timely detection of unauthorized acqui sition, use or disposition of a company's assets that could have a material effect on the financial st atements.
Because of its inherent limitations, internal contro l over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of c hanges in conditions, or that the degree of compliance with the policies or procedures may deteri orate.
A deficiency in internal control over financial repor ting exists when the design or operation of a control does not allow management or employees, in th e normal course of performing their assigned functions, to prevent or detect misstatements on a ti mely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement o f the company's annual or interim financial statements will not be prevented or detected on a tim ely basis.

Our consideration of the Fund's internal control over
 financial reporting was for the limited purpose described in the first paragraph and would not neces sarily disclose all deficiencies in internal control that might be material weaknesses under standards est ablished by the Public Company Accounting
Oversight Board (United States). However, we noted no
 deficiencies in the Fund's internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be a material weakness as defined above as of May 31, 2014.
This report is intended solely for the information a nd use of management and the Board of Trustees of the Fund and the Securities and Exchange Commission and is not intended to be, and should not be, used by anyone other than these specified parties.





Boston, Massachusetts
July 24, 2014